EXHIBIT 10.1

AMENDMENT NUMBER 5

to the

VANGUARD HEALTH SYSTEMS, INC.

2004 STOCK INCENTIVE PLAN

1.         Section 1 of the above-referenced Plan is deleted in its entirety and replaced with the following new sentence 1.

            1.         Purpose of the Plan.

                        The purpose of the Plan is to aid the Company (as defined below) and its Affiliates (as defined below) in recruiting and retaining key employees and directors or representatives of outstanding ability and to motive such employees and directors or representatives to exert their best efforts on behalf of the Company and its Affiliates by providing compensation and incentives through the granting of Awards (as defined below).  The Company expects that it will benefit from the added interest which such key employees and directors or representatives will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.         The definition of the term “Employment” in Section 2 of the above-referenced Plan is deleted in its entirety and replaced with the following new definition of the term “Employment.”

                        (m)       “Employment”: Either (1) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates provided, however, that unless otherwise determined by the Committee, a change in a Participant’s status from employee to non-employee shall constitute a termination of employment hereunder, (2) service to the Company or to one of its Affiliates as a member of its Board of Directors or Board of Representatives, as the case may be; or (3) a different service relationship with the Company or its Affiliate other than being a director of the Company or a director or representative of one of its Affiliates.  Unless the Committee provides otherwise:  A Participant who receives an Award in any capacity other than as an Employee will be deemed to continue Employment so long as the Participant is providing services in such capacity.  If a Participant’s relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

3.         The definition of the term “Participant” in Section 2 of the above-referenced Plan is deleted in its entirety and replaced with the following new definition of the term “Participant.”

                        (t)         “Participant” means a natural person who is selected by the Committee to receive an Award under the Plan.

4.         The following new Section 18 is added to the above-referenced Plan:

            18.       Section 409A

                        It is intended that the terms of the Plan comply with Section 409A of the Code.  If it is determined that the terms of the Plan have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing any Participant’s economic rights.